UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 13, 2024

DELUXE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

MN	1-7945	41-0216800
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

801 S. Marquette Ave.

Minneapolis, MN 55402-2807

(Address of principal executive offices, including zip code)

Registrant's telephone number, including area code: (651) 483-7111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $1.00 per share	DLX	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 – Entry into a Material Definitive Agreement.

On March 13, 2024 (the “Closing Date”), Deluxe Receivables LLC (“Borrower”), a special purpose company and wholly-owned subsidiary of Deluxe Corporation (the “Company”), a Minnesota corporation, entered into an accounts receivable financing facility (the “AR Facility”) of up to $80 million with MUFG Bank, Ltd., as administrative agent (the “Administrative Agent”) pursuant to a receivables financing agreement, dated as of the Closing Date (the “RFA”), among the Borrower, the Company, as servicer (the “Servicer”), the Administrative Agent and the group and agents and lenders party thereto. In connection with the AR Facility, the Company and certain subsidiaries of the Company, as originators (the “Originators”), have sold and will continue to automatically sell certain of their accounts receivable and certain related assets (collectively, the “Receivables”) to the Borrower.

The amount available for borrowings at any one time under the RFA is limited to a borrowing base amount calculated based on the outstanding balance of eligible Receivables, subject to certain reserves, concentration limits, and other limitations. Borrowings under the RFA bear interest at rates specified in the RFA (including, as applicable, a CP Rate (as defined in the RFA) for borrowings funded by a conduit lender through the issuance of notes, and for other borrowings, 1-Month Term SOFR plus 0.10%) in addition to a drawn fee of 1.40% and a fee on the undrawn committed amount of the RFA, each as set forth in the Fee Letter (as defined in the RFA). Interest and fees payable by the Borrower under the RFA are due monthly. The RFA is scheduled to terminate on March 12, 2027, unless extended in accordance with its terms or earlier terminated. As of the date hereof, $43,312,500 has been drawn on the AR Facility.

The Borrower pledged its ownership interest in the Receivables as collateral security for all amounts outstanding under the RFA, and the Servicer will perform administrative and collection services relating to the Receivables on behalf of the Borrower for a fee. The Company guaranteed the respective performance obligations of the Originators and the Servicer under the RFA pursuant to a performance guaranty dated as of the Closing Date. However, neither the Company nor any of its affiliates guarantees the Borrower’s borrowings under the RFA or the collectability of the Receivables.

The RFA contains certain customary representations and warranties, affirmative and negative covenants, indemnification provisions, and events of default, including those providing for termination of the AR Facility and the acceleration of amounts owed by the Borrower under the RFA upon the occurrence of certain events.

The foregoing description of the RFA does not purport to be complete and is qualified in its entirety by reference to the full text of the RFA, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 2.03 – Creation of a Direct Financial Obligation.

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01 – Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description
10.1	Receivables Financing Agreement, dated March 13, 2024, by and among Deluxe Receivables LLC, Deluxe Corporation, MUFG Bank, Ltd., and the group agents and lenders from time to time party thereto.
10.2	Consent to Amendment to Credit Agreement, dated March 13, 2024, by and among Deluxe Corporation, each other Guarantor party thereto, and JPMorgan Chase Bank, N.A.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELUXE CORPORATION

Dated: March 14, 2024	By:	/s/ Jeffrey L. Cotter
	Name:	Jeffrey L. Cotter
	Title:	Senior Vice President, Chief Administrative Officer and General Counsel